EXHIBIT 99

LAKEVIEW FINANCIAL CORP.                               CONTACT: KEVIN J. COOGAN,
PATERSON, NEW JERSEY                                            PRESIDENT & CEO
                                                                973-890-1234



                            LAKEVIEW FINANCIAL CORP.
                 ANNOUNCES EVALUATION OF STRATEGIC ALTERNATIVES


         Lakeview Financial Corp., the holding company of Lakeview Savings Bank, Paterson, New Jersey (the "Corporation") announced that the Corporation's Board of Directors has been evaluating strategic alternatives in order to maximize shareholder value. Included in the Corporation's strategic alternatives is a possible sale of the Corporation; however, at this time, it is not possible to determine whether the Corporation will receive any expressions of interest or, if so, whether any such expressions of interest will be acceptable or result in the Corporation entering into negotiations with any potential acquirer. The Corporation has retained Sandler O'Neill & Partners, L.P. to assist in its evaluation of its alternatives.

         As a matter of policy, the Corporation does not intend to comment publicly concerning any proposals that may be received or any possible negotiations the Corporation may enter into in connection with any such proposals until the Corporation determines that public disclosure would be appropriate.